EXHIBIT 5

[Letterhead of The Otto Law Group]

May 22, 2007

River Hawk Aviation, Inc.
954 Business Park Drive
Traverse City, MI 49686

Re:      Registration of Common Stock of River Hawk Aviation, Inc., a Nevada
      corporation ("River Hawk").

Ladies and Gentlemen:

For purposes of the registration on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), of 1,200,000 shares of common stock of River Hawk in connection with that Emplyment Services Agreement between River Hawk and Calvin Humphrey and River Hawk and Robert Scott and that Engagement Agreement between River Hawk and The Otto Law Group, PLLC (collectively, the "Agreements"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of River Hawk’s common stock.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

THE OTTO LAW GROUP, PLLC

 /s/ The Otto Law Group, PLLC